===============================================================================





                               ASSET PURCHASE AGREEMENT

                                    BY AND BETWEEN

                          THE DAYTON POWER AND LIGHT COMPANY,

                                 INDIANA ENERGY, INC.

                                          AND

                                   NUMBER-3CHK, INC.

                                   December 14, 1999



================================================================================

                                                  TABLE OF CONTENTS

                                                                                                               Page

ARTICLE I      DEFINITIONS........................................................................................1
         1.1               DEFINITIONS............................................................................1

ARTICLE II     PURCHASE AND SALE..................................................................................8
         2.1               THE SALE...............................................................................8
         2.2               EXCLUDED ASSETS.......................................................................10
         2.3               ASSUMED OBLIGATIONS...................................................................10
         2.4               EXCLUDED LIABILITIES..................................................................12

ARTICLE III    PURCHASE PRICE....................................................................................14
         3.1               PURCHASE PRICE........................................................................14
         3.2               PURCHASE PRICE ADJUSTMENT.............................................................14
         3.3               ALLOCATION OF PURCHASE PRICE..........................................................15
         3.4               PRORATION.............................................................................15

ARTICLE IV     THE CLOSING.......................................................................................17
         4.1               TIME AND PLACE OF CLOSING.............................................................17
         4.2               PAYMENT OF PURCHASE PRICE.............................................................17
         4.3               DELIVERIES BY THE SELLER..............................................................17
         4.4               DELIVERIES BY THE BUYER...............................................................18
         4.5               COVENANT BY PARENT....................................................................19

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE SELLER......................................................19
         5.1               ORGANIZATION; QUALIFICATION...........................................................19
         5.2               AUTHORITY RELATIVE TO THIS AGREEMENT..................................................19
         5.3               CONSENTS AND APPROVALS; NO VIOLATION..................................................20
         5.4               REPORTS...............................................................................21
         5.5               SELLER REPORTS; FINANCIAL STATEMENTS..................................................21
         5.6               NO MATERIAL ADVERSE EFFECT............................................................21
         5.7               TITLE TO ASSETS.......................................................................22
         5.8               LEASES................................................................................22
         5.9               ENVIRONMENTAL MATTERS.................................................................22
         5.10              LABOR MATTERS.........................................................................23
         5.11              ERISA; BENEFIT PLANS..................................................................23
         5.12              CERTAIN CONTRACTS AND ARRANGEMENTS....................................................24
         5.13              LEGAL PROCEEDINGS AND JUDGMENTS.......................................................25
         5.14              PERMITS...............................................................................25
         5.15              COMPLIANCE WITH LAWS..................................................................25
         5.16              TAXES.................................................................................25
         5.17              REGULATION AS A UTILITY...............................................................25




         5.18              YEAR 2000 COMPLIANT...................................................................25
         5.19              INVENTORY.............................................................................25
         5.20              BUSINESS FINANCIAL STATEMENTS.........................................................26

ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER............................................26
         6.1               ORGANIZATION..........................................................................26
         6.2               AUTHORITY RELATIVE TO THIS AGREEMENT..................................................26
         6.3               CONSENTS AND APPROVALS; NO VIOLATION..................................................26
         6.4               REGULATION AS A UTILITY...............................................................27
         6.5               AVAILABILITY OF FUNDS.................................................................27

ARTICLE VII    COVENANTS OF THE PARTIES..........................................................................27
         7.1               CONDUCT OF BUSINESS...................................................................27
         7.2               ACCESS TO INFORMATION.................................................................29
         7.3               EXPENSES..............................................................................31
         7.4               FURTHER ASSURANCES....................................................................31
         7.5               PUBLIC STATEMENTS.....................................................................32
         7.6               CONSENTS AND APPROVALS................................................................33
         7.7               FEES AND COMMISSIONS..................................................................33
         7.8               TAX MATTERS...........................................................................34
         7.9               SUPPLEMENTS TO SCHEDULES..............................................................34
         7.10              EMPLOYEES.............................................................................35
         7.11              RISK OF LOSS..........................................................................36
         7.12              LITIGATION SUPPORT....................................................................36
         7.13              TRANSITION SERVICES...................................................................36
         7.14              FINANCING COMMITMENT..................................................................37
         7.15              NOTIFICATION..........................................................................37

ARTICLE VIII   CONDITIONS TO CLOSING.............................................................................37
         8.1               CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE CLOSING..........................37
         8.2               CONDITIONS TO OBLIGATIONS OF THE BUYER................................................38
         8.3               CONDITIONS TO OBLIGATIONS OF THE SELLER...............................................38

ARTICLE IX     INDEMNIFICATION...................................................................................39
         9.1               INDEMNIFICATION.......................................................................39
         9.2               DEFENSE OF CLAIMS.....................................................................40

ARTICLE X      TERMINATION AND ABANDONMENT.......................................................................43
         10.1              TERMINATION...........................................................................43
         10.2              PROCEDURE AND EFFECT OF TERMINATION...................................................43

ARTICLE XI     MISCELLANEOUS PROVISIONS..........................................................................44
         11.1              AMENDMENT AND MODIFICATION............................................................44
         11.2              WAIVER OF COMPLIANCE; CONSENTS........................................................44




         11.3              NO SURVIVAL...........................................................................44
         11.4              NOTICES...............................................................................45
         11.5              ASSIGNMENT............................................................................46
         11.6              GOVERNING LAW.........................................................................47
         11.7              COUNTERPARTS..........................................................................47
         11.8              INTERPRETATION........................................................................47
         11.9              SCHEDULES AND EXHIBITS................................................................47
         11.10             ENTIRE AGREEMENT......................................................................47
         11.11             BULK SALES OR TRANSFER LAWS...........................................................47


EXHIBITS AND SCHEDULES

EXHIBIT A   -    Form of Bill of Sale
EXHIBIT B   -    Form of Instrument of Assumption
EXHIBIT C   -    Form of Limited Warranty Deed
EXHIBIT D   -    Material Terms of Noncompetition Agreement

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "AGREEMENT"), is made as of December 14, 1999 by and between The Dayton Power and Light Company, an Ohio corporation (the "SELLER"), Indiana Energy, Inc., an Indiana corporation ("PARENT"), and Number-3CHK, Inc., an Ohio corporation (the "BUYER").

     WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Purchased Assets (as hereinafter defined) upon the terms and conditions hereinafter set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I                           DEFINITIONS

         .1_ DEFINITIONS. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "BALANCE SHEET" means the June 30, 1999 balance sheet of the Business as set forth on SCHEDULE 1.1(a)(1).

         "BILL OF SALE" means the Bill of Sale to be executed and delivered by the Seller at the Closing, substantially in the form of EXHIBIT A hereto.

         "BOOK VALUE" means amounts recorded on the books and records of Seller prepared in accordance with generally accepted accounting principles and consistent with the Balance Sheet.

         "BUSINESS" means the Natural Gas Distribution Business.

         "BUSINESS DAY" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Dayton, Ohio are authorized by law or other governmental action to close.

         "BUYER REPRESENTATIVES" means the Parent's and Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COLLECTIVE BARGAINING AGREEMENTS" means those collective bargaining agreements listed on SCHEDULE 1.1(a)(2).

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement, dated September 14, 1999 between Seller's agent and Parent.

         "ELECTRIC BUSINESS" means the activities carried on by the Seller for the purpose of generating electric energy and transmitting and distributing electric energy to, or on behalf of, wholesale and retail customers.

         "ENCUMBRANCES" means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

         "ENVIRONMENTAL LAWS" means all federal, state and local laws, statutes, regulations, rules, rules of common law, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, CERCLA and laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, into ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESTIMATED ADJUSTMENT AMOUNT" means the Seller's good faith reasonable estimate of the Adjustment Amount for the Closing, which estimate shall be provided to the Buyer no later than five Business Days before the Closing together with a detailed accounting of Seller's estimated calculations.

         "EVALUATION MATERIAL" has the meaning specified in the Confidentiality Agreement.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FERC" means the Federal Energy Regulatory Commission.

         "GAS INVENTORY ADJUSTMENT AMOUNT" means the Book Value of all natural gas in storage as of the Closing Date in quantities as reported by the applicable natural gas storage operators calculated in the same manner as reflected on the Balance Sheet MINUS the amount of natural gas in storage recorded on the Balance Sheet.

         "GOOD UTILITY PRACTICE" means any of the practices, methods and acts required of the Person to whom Good Utility Practices is being applied that are required by PUCO or engaged in or approved by a significant portion of the natural gas distribution industry, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.

         "GOVERNMENTAL ENTITY" means any Federal, state or local governmental or regulatory authority, department, agency, commission, body or other governmental entity.

         "HAZARDOUS SUBSTANCES" means (a) any petrochemical or petroleum products, oil, coal tar, or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation or other equipment that contains dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "solid wastes," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" under any applicable Environmental Law or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         "HOLDING COMPANY ACT" means the Public Utility Holding Company Act of 1935, as amended.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INCOME TAX" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

         "INDENTURE" means the Indenture dated as of October 1, 1935 between the Company and The Bank of New York, as trustee, as thereafter supplemented from time to time.

         "INDEPENDENT ACCOUNTING FIRM" means any independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

         "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption to be executed and delivered by the Buyer at Closing, substantially in the form of EXHIBIT B hereto.

         "LIMITED WARRANTY DEED" means the limited warranty deed to be executed and delivered by the Seller at the Closing, substantially in the form of EXHIBIT C attached hereto.

         "MATERIAL ADVERSE EFFECT" means any change or changes in, or effect on, the Business and the Purchased Assets that is individually, or in the aggregate are, reasonably likely to be materially adverse to the business, assets, operations or financial condition of the Business and the Purchased Assets, taken as a whole, other than (a) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for natural gas, (b) any change or effect resulting from changes in the North American, national, regional or local natural gas pipeline or distribution system markets, (c) any change or effect resulting from changes in law, rules, regulations, orders or other binding directives issued by any

Governmental Entity or any change in the amount or structure of rates or tariffs applicable to the Business, (d) any change or effect in any way resulting from or arising in connection with this Agreement or the transactions contemplated hereby (including any announcement with respect to this Agreement or the transactions contemplated hereby), (e) changes in economic, regulatory or political conditions generally, (f) changes in weather conditions affecting the Business, or (g) any materially adverse change in or effect on the Purchased Assets or the Business which is cured (including by the payment of money) by the Seller before the Termination Date.

         "MATERIAL AND SUPPLY ADJUSTMENT AMOUNT" means the Book Value of the materials and supplies relating to the Business as of the Closing Date calculated in the same manner as reflected on the Balance Sheet MINUS the amount of the materials and supplies recorded on the Balance Sheet.

         "NATURAL GAS DISTRIBUTION BUSINESS" means the activities carried on by the Seller for the purpose of receiving natural gas or propane and distributing it to, or on behalf of, wholesale and retail customers in the state of Ohio.

         "PARENT" means Indiana Energy, Inc. and, upon closing of Indiana Energy, Inc.'s pending business combination with SIGCORP, Inc., Vectren Corporation.

         "PERMITTED ENCUMBRANCES" means (a) those Encumbrances set forth in
SCHEDULE 1.1(a)(3); (b) those exceptions to title to the Purchased Assets listed in SCHEDULE 5.7; (c) with respect to any date before the Closing Date, Encumbrances created by the Indenture; (d) statutory liens for current taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material; (e) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity or amount of which are being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation); (f) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities which do not materially interfere with the present use of the Purchased Assets; (g) all exceptions, restrictions, easements, charges, rights of way and other Encumbrances set forth in any State, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets; and (h) such other liens, imperfections in or failure of title, charges, easements, rights-of-way, encroachments, exceptions, restrictions and encumbrances which do not materially interfere with the present use of the Purchased Assets and neither secure indebtedness or the payment of the deferred purchase price of property, nor individually or in the aggregate create a Material Adverse Effect.

         "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or any Governmental Entity.

         "PRIME RATE" means, for any day, the per annum rate of interest quoted as the "Bank Prime Rate" rate for the most recent weekday for which such rate is quoted in the statistical release designated as H.15(519), or any successor publication, published from time to time by the Board of Governors of the

Federal Reserve System.

         "PROPANE ADJUSTMENT AMOUNT" means the Book Value of the propane relating to the Business as of the Closing Date calculated in the same manner as reflected on the Balance Sheet MINUS the amount of the propane recorded on the Balance Sheet.

         "PUCO" means the Public Utilities Commission of Ohio.

         "REGULATORY ADJUSTMENT AMOUNT" means the net amount of the Book Value of the Regulatory Assets over the Book Value of the Regulatory Liabilities relating to the Business as of the Closing Date (in each case calculated in a manner consistent with the preparation of SCHEDULE 1.1(a)(1)) MINUS the net amount of the Book Value of the Regulatory Assets over the Book Value of the Regulatory Liabilities recorded on SCHEDULE 1.1(a)(1).

         "REGULATORY ASSETS" means those assets set forth on SCHEDULE 1.1(A)(1).

         "REGULATORY LIABILITIES" means those liabilities set forth on SCHEDULE 1.1(a)(1).

         "RELEASE" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER'S AGREEMENTS" means any contract, agreement, real or personal property lease, commitment, understanding or instrument to which the Seller is a party or by which it is bound which relates exclusively to the Business or the Purchased Assets and which either (i) is listed or described on SCHEDULE 2.1,
SCHEDULE 5.8 or SCHEDULE 5.12 (including the Transportation Agreements), (ii) has been entered into, renewed, extended or otherwise amended in the ordinary course of business and does not involve obligations in excess of $500,000 individually or (iii) is otherwise entered into, renewed, extended or otherwise amended after the date hereof consistent with the terms of this Agreement, in each case, as the same may exist as of the Closing.

         "SELLER'S KNOWLEDGE" means the actual knowledge of any officer of the Seller who performs a policy making function, or who is in charge of a principal business unit (including the Business). An individual will be deemed to have "Knowledge" or "Know" or have "Known" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

         "SELLER'S REPRESENTATIVES" means the Seller's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

         "SUBSIDIARY," when used in reference to any other Person, means any Person of which outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person are owned directly or indirectly by such other Person.

         "TAX AFFILIATE" means, with respect to any Person, any other Person that is a member of an affiliated group of corporations (within the meaning of section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return, and a group of corporations filing a consolidated or combined Tax Return for state, local or foreign purposes (each a "CONSOLIDATED GROUP"), if the first Person could be held liable for the Taxes of such other Person or Consolidated Group.

         "TAX" and "TAXES" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

         "TAX RETURN" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

         "TRANSFERRING EMPLOYEE RECORDS" means all personnel files related to the Business Employees who will become employees of the Buyer to the extent such files pertain to (i) skill and development training and resumes, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration medical reports, (v) active medical restriction forms and
(vi) job performance reviews and applications.

         "TRANSPORTATION AGREEMENTS" means the agreements which are listed on
SCHEDULE 5.12 under the heading "Transportation Agreements".

         "WARN ACT" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

         "YEAR 2000 PROBLEM" means the risk that computer applications used by, or operated within the custody or control of a Person may be unable to recognize or properly perform date-sensitive functions involving certain dates prior to, and any date after, December 31, 1999.]

1) Each of the following terms has the meaning specified in the Section set forth opposite such term:


                  Term                                       Section
                  -----                                      -------
         Adjustment Amount                                    3.2(a)
         Adjustment Statement                                 3.2(a)
         Assumed Obligations                                  2.3
         Base Price                                           3.1
         Benefit Plans                                        5.11(a)
         Business Employees                                   7.10(a)
         Buyer Environmental Liabilities                      2.3(e)
         Buyer Material Adverse Effect                        4.4(f)
         Buyer Required Regulatory Approvals                  6.3(b)
         Closing                                              4.1
         Closing Date                                         4.1
         Direct Claim                                         9.2(c)
         Environmental Liabilities                            2.3(e)
         Environmental Permits                                5.9(a)
         ERISA Affiliate                                      2.4(d)
         ERISA Affiliate Plan                                 2.4(d)
         Estimated Purchase Price                             4.2
         Excluded Assets                                      2.2




         Excluded Liabilities                                 2.4
         Final Order                                          8.1(c)
         GAAP                                                 5.5
         Gas Easements                                        7.4(b)
         Indemnifiable Loss                                   9.1(a)
         Indemnifying Party                                   9.1(d)
         Indemnitee                                           9.1(c)
         Latest Form 10-Q                                     5.6
         License Agreement                                    4.3(j)
         New Buyer Employees                                  7.10(a)
         Non-Union Employees                                  7.10(c)
         Permits                                              5.14
         Prepaid Excise Taxes                                 3.4(a)
         Purchased Assets                                     2.1
         Purchase Price                                       3.1
         Real Estate                                          2.1(a)
         Seller Reports                                       5.5
         Seller Required Regulatory Approvals                 5.3(b)
         Shared Easements                                     7.4(b)
         Summary                                              7.13
         Termination Date                                     10.1(b)
         Third Party Claim                                    9.2(a)
         Transferable Permits                                 2.1(e)
         Transition Committee                                 7.1(b)
         Transition Services                                  7.13
         Union Employees                                      7.10(b)



                                    ARTICLE I
                                PURCHASE AND SALE

         I.1_ THE SALE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from Seller on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Seller's right, title and interest in, to and under the real and personal property, tangible or intangible described below, other than the Excluded Assets (collectively, the "PURCHASED ASSETS"):

                           (a) the real property, leaseholds and subleaseholds therein, buildings, structures and other improvements (including gas pipes and pipelines, empty downtown ducts in the City of Dayton, meters and related equipment, and all facilities used for storing and delivering propane), fixtures and fittings thereon, easements, license agreements, leases, rights of way and other real property interests described on SCHEDULE 2.1 or to be conveyed pursuant to Section 7.4(b) (the "REAL ESTATE");

                           (b) all inventories of natural gas, fuels, propane, supplies, materials and critical spares used exclusively in connection with the Business and located on, in storage for, or in transit to or from the Real Estate on the Closing Date;

                           (c) the machinery, equipment, vehicles, furniture and other tangible personal property used exclusively in connection with the Business, including the items of tangible personal property listed on SCHEDULE 2.1, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

                           (d) the Seller's Agreements, in each case, to the extent the same are assignable;

                           (e) the Permits and Environmental Permits listed on
         SCHEDULE 5.14 in each case, to the extent the same are assignable (the "TRANSFERABLE PERMITS");

                           2) all processes, trade secrets, customer data, know-how and other proprietary or confidential information used exclusively in connection with the Business and all confidentiality, noncompete or nondisclosure agreements executed by employees of Seller relating to the Business;

                           (f) originals or copies of all Transferring Employee Records, books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Seller relating specifically to the Purchased Assets including books of account, all customer lists, billing records and other customer correspondence relating to the Business, all regulatory filings and other books and records relating to the rates and services provided by Seller in connection with the operation of the Business;

                           3) all of the rights, claims or causes of action of Seller against a third party exclusively related to the Purchased Assets, the operation of the Business or the Assumed Obligations arising out of transactions occurring prior to the Closing Date, except where such rights, claims or causes of action relate to Excluded Liabilities; to the extent such rights, claims or causes of action relate to both Assumed Obligations and Excluded Liabilities, Buyer and Seller shall share such rights, claims or causes of action in the same proportion as their respective liabilities bear to the total liability relating to those rights, claims or causes of action;

                           (g) any assets purchased or to be purchased by the Seller pursuant to Section 7.4(d); and

                           4) to the extent assignable, the experience rating and applicable rate for Ohio State unemployment tax purposes with respect to the Business and the New Buyer Employees pursuant to Section 4141-17 of the Ohio Administrative Code; PROVIDED, HOWEVER, that the experience rating and the applicable rate is more favorable to Buyer than the experience rating and the applicable rate would be for a new Ohio business.

         I.2_ EXCLUDED ASSETS. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following property or assets, or any property or assets not described in Section 2.1, of the Seller (the "EXCLUDED ASSETS"):

                           (a) cash, cash equivalents, customer deposits and advances, bank deposits and accounts receivable;

                           (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, interests in any Person owned by Seller, including but not limited to Miami Valley Market Hub, Inc., Market Hub Partners, L.P., Market Hub Partners, Inc. and Miami Valley Resources, Inc.;

                           (c) except as provided in Section 4.3(j), the name "Dayton Power and Light Company" or any derivative thereof (including, without limitation, DPL and DP&L) or any related, similar or other trade names, trademarks, service marks or logos of the Seller;

                           (d) properties and assets used in the conduct of the Electric Business;

                           (e) subject to Section 3.4 hereof, any refund or credit (i) related to real or personal property Taxes paid prior to the Closing Date in respect of the Purchased Assets, whether such refund is received as a payment or as a credit against future real or personal property Taxes payable, or (ii) arising under the Seller's Agreements and relating to a period before the Closing Date;

                           (f) any surcharge that the Seller or the Buyer is authorized by a Governmental Authority to impose on customers of the Business for periods prior to the Closing Date; provided, however, such surcharge is not related to an Assumed Obligation;

                           (g) subject to Section 7.2, any books, records or the like of the Seller other than those books, records, and the like specifically described in Section 2.1(g);

                           (h) certain interests in natural gas pipeline facilities and contract rights used to supply natural gas to the facilities comprising the Seller's Electric Business described or referred to in SCHEDULE 2.2; and

                           (i) the rights of the Seller under this Agreement.

         I.3_ ASSUMED OBLIGATIONS. On the Closing Date, the Buyer shall deliver to the Seller the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge all of the liabilities and obligations of the Seller, direct or indirect, known or unknown, absolute or contingent, which relate exclusively to the Purchased Assets or the Business, other than Excluded Liabilities (the "ASSUMED OBLIGATIONS"), in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

                           (a) all liabilities and obligations of the Seller under the Seller's Agreements and the Transferable Permits in accordance with the terms thereof, except, in each case, to the extent such liabilities and obligations, but for a breach or default by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default by the Seller prior to the Closing;

                           5) all liabilities and obligations relating to any customer deposits and customer advances of the Business;

                           (b) all liabilities and obligations associated with the Purchased Assets or the Business in respect of Taxes for which the Buyer is liable pursuant to Section 3.4 or 7.8(a);

                           (c) all liabilities and obligations with respect to the New Buyer Employees to be employed by the Buyer in the conduct of the Business after the Closing Date for which the Buyer is responsible pursuant to Section 7.10; and

                           (d) except as otherwise provided in Section 2.4, any liability, obligation or responsibility under or related to former, current or future Environmental Laws, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to, at or after the Closing Date, with respect to the ownership of the Purchased Assets or the operation of the Business; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the (A) off-site disposal, storage, transportation, discharge, recycling, or the arrangement for such activities, of Hazardous Substances, prior to, at or after the Closing Date, in connection with the ownership of the Purchased Assets or the operation of the Business, or (B) the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from any of the Purchased Assets prior to, at or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials in any of the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at, on, in, under, adjacent to or migrating from any of the Purchased Assets;
         (iii) the investigation or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to, at or after the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials in any of the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at, on, in, under, adjacent to or migrating from any of the Purchased Assets; or (iv) the matters listed on SCHEDULE 5.9 ("ENVIRONMENTAL LIABILITIES"); PROVIDED, HOWEVER, that Buyer only assumes the first $10,000,000 in Environmental Liabilities in the aggregate to be expended in the five years from the date of Closing arising from Seller's operation of the Business, or the ownership, operation, use or environmental condition of the Purchased Assets prior to the Closing, and provided further that, as between Buyer and Seller, Buyer shall assume all Environmental Liabilities resulting from its operation of the Business or the ownership, operation or use of the Purchased Assets, or environmental conditions thereon caused or exacerbated, after the Closing and all Environmental Liabilities arising after the fifth anniversary of the Closing regardless of who operated the Business giving rise to such liabilities ( the "BUYER ENVIRONMENTAL LIABILITIES").

In addition, in the event there are any liabilities or obligations relating to both the Business and the Purchased Assets and to Seller's other businesses, Buyer and Seller shall share such liabilities and obligations based upon the benefits to each of the Business and the Purchased Assets, on the one hand, and Seller's other businesses, on the other hand, arising from the creation or occurrence of such liabilities or obligations.

         I.4_ EXCLUDED LIABILITIES. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any of the following liabilities or obligations (collectively, the "EXCLUDED LIABILITIES"):

                           (a) any liabilities or obligations of the Seller in respect of any Excluded Assets or other assets of the Seller which are not Purchased Assets or related to the Business;

                                    6)      any liabilities or obligations in
         respect of indebtedness for borrowed money;

                           (b) any liabilities or obligations in respect of Taxes of the Seller, any Tax Affiliate of the Seller, or attributable to the Business or the Purchased Assets for taxable periods ending on or before the Closing, except for Taxes for which the Buyer is liable pursuant to Section 3.4 or Section 7.8(a);

                           (c) any liabilities, obligations or responsibilities relating to any employment, severance or change in control agreement to which Seller or any ERISA Affiliate (as defined herein) is a party, any "employee benefit plan" (as defined in section 3(3) of ERISA) whether or not subject to ERISA or any "employee pension benefit plan" (as defined in section 3(2) of ERISA) whether or not subject to ERISA maintained by the Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Seller under section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") or to which the Seller and any ERISA Affiliate contributed thereunder (the "ERISA AFFILIATE PLANS"), including any multiemployer plan, maintained by, contributed to, or with respect to which there is or has been an obligation to contribute to, at any time, by the Seller or any ERISA Affiliate, including, without limitation, any liability
         (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan; (C) with respect to noncompliance with the notice and benefit continuation requirements of COBRA; (D) with respect to any noncompliance with ERISA, the Code or any other applicable laws; or (E) with respect to any suit, proceeding or claim which is brought against the Buyer, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan;

                           (d) any liabilities or obligations arising from conduct prior to the Closing relating to (x) any claim made or cause of action filed on or before the time of the Closing, including without limitation, those relating to economic harm, personal injury, discrimination, property damage, death, health and safety, worker's compensation, wrongful discharge or unfair labor practices, (y) any incidents or occurrences that could reasonably be expected to lead to any claim made or cause of action filed before or after the Closing, including without limitation, those relating to economic harm, personal injury, discrimination, property damage, death, health and safety, worker's compensation, wrongful discharge or unfair labor practices, in each case only to the extent that Seller has knowledge of such incidents or occurrences before Closing or (z) intentional torts or fraudulent acts or acts or omissions involving gross negligence or resulting in the imposition of punitive damages irrespective of when any claims relating thereto may arise;

                           (e) any payment obligations of the Seller for goods delivered or services rendered prior to the Closing;

                           7) any liabilities or obligations relating to any manufactured gas plant sites or manufactured gas plant operations of Seller or its predecessors, and the Cardington Road Landfill (located at 1855 Cardington Road, Moraine, Ohio), the North Sanitary Landfill (located at 200 Valley Crest Drive, Dayton, Ohio), the United Scrap Lead site in Miami County, Ohio, and the Powell Road Landfill in Huber Heights, Montgomery County, Ohio superfund sites;

                           8) subject to Section 3.4, any accounts payable or accrued expenses, in each case in accordance with GAAP, of the Business as of the Closing;

                           9) subject to Section 7.10, any liability or obligation under any deferred compensation arrangement or severance policy or any obligation to make any parachute payment;

                           10) any Environmental Liabilities other than Buyer Environmental Liabilities; and

                           (f) any liabilities or obligations of the Seller under this Agreement.

                                   ARTICLE II
                                 PURCHASE PRICE


         II.1_ PURCHASE PRICE. The purchase price for the Purchased Assets shall be an amount equal to the sum of (a) $425,000,000 (the "BASE PRICE"), PLUS or MINUS (b) the Adjustment Amount (the "PURCHASE PRICE"). Notwithstanding the foregoing, if the Closing takes place after December 31, 2000 due to the failure to obtain any governmental consent or approval required to be obtained pursuant to Section 8.1(c) or other regulatory reasons (other than solely as a result of Seller's breach of Section 7.6(b)), the Base Price shall be increased by an amount equal to the product of (i)(x) the Purchase Price as determined before this increase, LESS (y), the adjusted basis of the Purchased Assets for federal income tax purposes, LESS (z),the "Book-Tax Differential" with respect to the Purchased Assets as defined in Ohio Revised Code Sec. 5733.0510(A)(5), and (ii) 5.6666%. This increase is intended to make Seller whole for Ohio Franchise Tax which may apply if the Closing is after December 31, 2000; provided that if the Seller may minimize this franchise tax without, in its reasonable opinion, a material cost or disadvantage to itself, whether economic, regulatory, or otherwise, it shall take such commercially reasonable measures or actions which it deems appropriate to do so, and the Purchase Price shall be adjusted accordingly.

         II.2_ PURCHASE PRICE ADJUSTMENT. (a) Within 60 days after the Closing, the Seller shall prepare and deliver to the Buyer a statement (the "ADJUSTMENT STATEMENT") which reflects (i) the Gas Inventory Adjustment Amount, (ii) the Material and Supply Adjustment Amount, (iii) the Propane Adjustment Amount, (iv) the Regulatory Adjustment Amount and (v) all amounts paid by the Seller pursuant to Section 7.4(d) hereof, together with a detailed accounting of each proposed adjustment to the Purchase Price. The sum of the Gas Inventory Adjustment Amount, the Material and Supply Adjustment Amount, the Propane Adjustment Amount, the Regulatory Adjustment Amount and the amounts paid by the Seller pursuant to Section 7.4(d) hereof as of the Closing is referred to as the "ADJUSTMENT AMOUNT." The Buyer agrees to cooperate with the Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide the Seller with access to its books, records and information and access to employees as may be reasonably requested from time to time.

                  (b) The Buyer may dispute the Adjustment Amount; PROVIDED, HOWEVER, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within 10 Business Days of the Buyer's receipt of the applicable Adjustment Statement. In the event of a dispute with respect to any part of an Adjustment Amount, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution of such differences within 30 days of receipt of the Buyer's written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

                  (c) Within 10 Business Days after the Buyer's receipt of an Adjustment Statement, the Buyer shall pay all undisputed amounts, or if there is a dispute with respect to any amount on such Adjustment Statement within five Business Days after the final determination of any amounts on such Adjustment Statement, the Buyer shall pay to Seller an amount equal to the disputed Adjustment Amount as finally determined to be payable with respect to such Adjustment Statement. All Adjustment Statement payments shall be less the Estimated Adjustment Amount; PROVIDED, HOWEVER, that if such amount shall be less than zero then the Seller will pay to the Buyer the amount by which such amount is less than zero. Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date, and in cash by federal or other wire transfer of immediately available funds.

         II.3_ ALLOCATION OF PURCHASE PRICE. The Buyer and the Seller agree upon the allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Obligations set forth on SCHEDULE 3.3, which is consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Each of the Buyer and the Seller shall report the transactions contemplated by the Agreement for federal Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agree to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

         II.4_ PRORATION. (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below, relating to the Business or the Purchased Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

                  (i) personal property, real estate, occupancy, sewerage and water taxes, assessments and other similar charges, including sewer rents and charges for water, telephone, electricity and other utilities;

                  (ii) the amount of any agricultural tax savings accrued as of the Closing Date which would be subject to recoupment if the Real Estate were converted to a non-agricultural use (whether or not such conversion actually occurs);

                  (iii) all other items payable by or to the Seller under any of the Seller' s Agreements assigned to and assumed by the Buyer hereunder;

                           11) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permits; and

                           12) rent under any leases of real or personal property.

Parent or its designee shall pay Seller at the Closing an amount equal to the present value as at the Closing Date, computed by using a discount rate of 8.5%, of the 15-year benefit to the Buyer of the October 1999, March 2000, and June 2000 payments of excise taxes that Seller has made on the gross receipts of the Business (the "PREPAID EXCISE TAXES") to the extent that those taxes have not been applied as a credit against the excise tax for periods on or after May 1, 2000 pursuant to Section 5727.29(B) of the Ohio Revised Code; notwithstanding the foregoing, the Seller shall not receive such amount with respect to Prepaid Excise Taxes which are refundable to Seller and not creditable under Section 5727.29(B).

                           13) In connection with any real estate tax
prorations including special assessments, Seller shall credit to Buyer an amount equal to the amount of the next real estate tax installment multiplied by the number of days from the date of the immediately preceding semi-annual installment (June 30 or December 31) to the Closing Date. In connection with any other prorations, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual valuations or fees for the preceding year (or appropriate period) for which actual valuations or fees are available. All prorations shall be based upon the most recent available tax rates, assessments and valuations.

                  14) Such taxes, assessments, valuations or fees shall be reprorated upon request of either the Seller or the Buyer made within 60 days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                  15) If and to the extent the provisions of this Section 3.4 (other than the provisions of the last sentence of Section 3.4(a))do not result in Seller being responsible for taxes attributable to the period of time through the Closing Date, or in Buyer being responsible for taxes attributable to the period after the Closing Date, then, in that event, Seller and Buyer agree that Seller will be responsible for taxes attributable to periods through the Closing Date, and Buyer will be responsible for taxes attributable to periods after the Closing Date, and Seller and Buyer will indemnify and hold each other harmless with respect to those amounts.

                                   ARTICLE III
                                   THE CLOSING

         III.1_ TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets contemplated by this Agreement (the "CLOSING") will take place at such place as is mutually agreeable to the parties beginning at 10:00 A.M. (local time) on the last Business Day of the month following the day that is 5 Business Days after the date on which the conditions set forth in Article VIII have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

         III.2_ PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Seller at the Closing an amount (the "ESTIMATED PURCHASE PRICE") in United States dollars equal to the sum of (a) the Base Price, PLUS or MINUS (b) the Estimated Adjustment Amount, by wire transfer of immediately available funds or by such other means as are agreed upon by the Seller and the Buyer. Seller and Buyer shall cooperate to reconcile any differences and shall mutually agree upon the calculation of the Estimated Purchase Price within two Business Days prior to Closing.

         III.3_ DELIVERIES BY THE SELLER. At or prior to the Closing, the Seller will deliver the following to the Buyer:

                  (a) the Bill of Sale, duly executed by the Seller for the personal property included in the Purchased Assets;

                  (b) all consents, waivers or approvals obtained by the Seller with respect to the Purchased Assets, the transfer of any Transferable Permit, or the consummation of the transactions connected to the sale of the Purchased Assets, contemplated by this Agreement, to the extent specifically required hereunder;

                  16) a certificate (as contemplated by Section 8.2);

                  (c) one or more deeds of conveyance of the Real Estate consisting of fee interests, to the Buyer, in substantially the form of the Limited Warranty Deed, duly executed and acknowledged by the Seller and in recordable form and one or more instruments of assignment or conveyance as shall be necessary to transfer the Gas Easements and the Shared Easements pursuant to
Section 7.4(b);

                  (d) all such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets, in accordance with this Agreement;

                  17) certificates of title for certificated motor vehicles or other titled Purchased Assets, or other evidences of the right to use Purchased Assets, duly executed by Seller and in form reasonably satisfactory to Buyer;

                  18) all terminations and releases of Encumbrances on the Purchased Assets other than the Permitted Encumbrances;

                  (e) a Noncompetition Agreement limited to the natural gas distribution business, duly executed by Seller and in form and substance reasonably satisfactory to Buyer and Seller containing the terms set forth in EXHIBIT D hereto;

                  19) a list of the customer deposits and customer advances of the Business to be assumed by Buyer as Assumed Obligations under this Agreement as of a date reasonably near the Closing Date to be agreed upon by Buyer and Seller, certified as being true and complete by the Chief Financial Officer of Seller;

                  20) to the extent permitted by law, a trademark license duly executed by Seller for transitional use in form and substance reasonably satisfactory to Buyer and Seller, in tandem with Number-3CHK, Inc.'s name, of the names of "Dayton Power and Light Company," any other trade names used in the Business or derivatives thereof (including without limitation "DPL" and "DP&L"), subject to the right of Seller to approve the form and content of such use, for a period ending no sooner than the later of three months following the Closing and December 31, 2000, for the purpose of limiting customer confusion (the "LICENSE AGREEMENT") ; and

                  (f) such other agreements, documents, instruments and writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement, except where failure to provide such documents would not have a Material Adverse Effect.

         III.4_ DELIVERIES BY THE BUYER. At or prior to the Closing, the Buyer will deliver the following to the Seller:

                  (a) the Estimated Purchase Price by wire transfer of immediately available funds or such other means as are agreed upon by the Seller and the Buyer;

                  (b) the Instrument of Assumption with respect to the Assumed Obligations, duly executed by the Buyer;

                  21) a certificate (as contemplated by Section 8.3);

                  (c) all such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Obligations in accordance with this Agreement;

                  22) if required by Section 4.3(j), a counterpart of the License Agreement duly executed by Buyer and Parent; and

                  (d) such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, except where the failure to deliver such agreements, documents, instruments and writings would not materially affect Buyer's ability to consummate the transactions contemplated hereby (a "BUYER MATERIAL ADVERSE EFFECT").

         III.5_ COVENANT BY PARENT. Parent guarantees Buyer's performance of its obligations under this Agreement. This guaranty shall be enforceable without Seller having to proceed first against Buyer before proceeding against Parent, and shall be effective regardless of the solvency or insolvency of Buyer, any reorganization, merger or consolidation of Buyer, or any change in the ownership, composition, nature, personnel or location of Buyer. In any proceeding regarding this guaranty, Parent shall be entitled to all defenses available to Buyer under this Agreement. This guaranty shall be irrevocable, absolute and unconditional and shall remain in full force and effect as to Parent until such time as Buyer's obligations shall have been performed and satisfied in full and notwithstanding (i) any extension, renewal, settlement, compromise, waiver or release in respect of obligations of Buyer under this Agreement, by operation of law or otherwise, or (ii) any modification or amendments or supplement to this Agreement.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

         IV.1_ ORGANIZATION; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease, and operate the Purchased Assets and to carry on the Business as is now being conducted. As related to the operation of the Business, the Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

         IV.2_ AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, and subject to the receipt of the governmental consents and approvals required to be obtained pursuant to Section 8.1(c), constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

         IV.3_ CONSENTS AND APPROVALS; NO VIOLATION. (a) Except as set forth in
SCHEDULE 5.3, and other than obtaining the governmental consents and approvals required to be obtained pursuant to Section 8.1(c), neither the execution and delivery of this Agreement by the Seller nor the sale by the Seller of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Code of Regulation of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(A) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which violation, individually or in the aggregate, would have a Material Adverse Effect.

                  (b) Except as set forth in SCHEDULE 5.3 and except for (i) any required approvals by the PUCO, (ii) the approval, if required, of the SEC pursuant to the Holding Company Act and (iii) the filings by the Seller and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "SELLER REQUIRED REGULATORY Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Entity is necessary for the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         IV.4_ REPORTS. Since January 1, 1998, the Seller has filed or caused to be filed with the SEC and PUCO all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it with respect to the business and operations of the Seller as it relates to the Business and the Purchased Assets under each of the Securities Act, the Exchange Act, the applicable Ohio public utility laws, and the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

         IV.5_ SELLER REPORTS; FINANCIAL STATEMENTS. The Seller has delivered to the Buyer (a) the Company's Annual Report on Form 10-K for the year ended

December 31, 1998 and (b) the Company's Quarterly Reports on Form 10-Q filed with the SEC for any quarterly period ending subsequent to December 31, 1998 and prior to the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any amendments to such reports, the "SELLER REPORTS"). As of their respective dates (or, if amended, as of the date of such amendment), insofar as the Seller Reports relate to the Business or the Purchased Assets, the Seller Reports did not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. With respect to the financial information expressly identified as relating to the Business or the Purchased Assets, each of the consolidated balance sheets included in or incorporated by reference into the Seller Reports (including any related notes and schedules) has been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and fairly presents the consolidated financial position of the Seller and its subsidiaries as of its date and each of the consolidated statements of income and cash flow included in or incorporated by reference into the Seller Reports (including any related notes and schedules) has been prepared in accordance with GAAP and fairly presents the results of operations, retained earnings and cash flow, as the case may be, of the Seller and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         IV.6_ NO MATERIAL ADVERSE EFFECT. Except as set forth in SCHEDULE 5.6 or in the Seller Reports, or as otherwise contemplated by this Agreement, since the end of the quarter for which the Company's most recent Form 10-Q (the "LATEST FORM 10-Q") has been filed prior to the date hereof and until the date hereof, there has been no fact, circumstance or event existing or occurring which, either individually or in the aggregate, has had a Material Adverse Effect and, except as otherwise disclosed herein or set forth in SCHEDULE 5.6
(i) the Business has been operated in the ordinary course of business consistent with past practice, (ii) except in a manner consistent with the gas capital forecast which has been provided to Buyer, Seller has not made any material capital expenditures or commitments therefor with respect to the Purchased Assets and (iii) there has not been any liability created or incurred which Buyer will assume under the Instrument of Assumption other than liabilities created or incurred in the ordinary course of business and in amounts not unusual in respect of the Business as customarily conducted.

         IV.7_ TITLE TO ASSETS. Except as set forth in SCHEDULE 5.7 and except for Permitted Encumbrances, the Seller has good and marketable title to all Purchased Assets used in and material to the operation of the Business which it purports to own that are reflected in the Latest Form 10-Q (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances. The Purchased Assets together with the easements and similar assets to be conveyed and shared as provided in
Section 7.4(b) and together with the access to other assets of Seller through the provision of transition services as provided in Section 7.13 and access to the books and records as provided in Section 7.2 and the License Agreement constitute all of the assets necessary to continue the operations of the Business after Closing as is presently conducted, except for those described in
SCHEDULE 5.7. Except as would not have a Material Adverse Effect, all of the tangible Purchased Assets are in good and operable condition, normal wear and tear excepted.

         IV.8_ LEASES. SCHEDULE 5.8 lists, as of the date of this Agreement, all real property leases under which the Seller is a lessee or lessor and which (a) are to be transferred and assigned to the Buyer on the Closing Date and (b) which relate exclusively to the Business or the Purchased Assets and either (i) provide for annual payments of more than $500,000 or (ii) are material to the business, operations or financial condition of the Business or the Purchased Assets taken as a whole, and, except as set forth in SCHEDULE 5.8, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect.

         IV.9_ ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 5.9 or in any of the Seller's Reports:

                  (a) The Seller holds, and is, and has been, in compliance with, all material permits, licenses and governmental authorizations required for the Seller to conduct the Business under applicable Environmental Laws ("ENVIRONMENTAL PERMITS"), and the Seller is otherwise in compliance with applicable Environmental Laws with respect to the Business and the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, would not have a Material Adverse Effect and to the Seller's Knowledge there is no condition that would reasonably be expected to materially prevent or interfere with such compliance in the future;

                  (b) The Seller has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar State law with respect to the Business or the Purchased Assets, except for such liability under such laws as would not, individually or in the aggregate, have a Material Adverse Effect;

                  (c) The Seller has not entered into or agreed to any consent decree or order, or other binding agreement and is not subject to any outstanding judgment, decree, or judicial or administrative order relating to compliance with or liability under any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Business or the Purchased Assets where any of the foregoing would, individually or in the aggregate, have a Material Adverse Effect;

                  23) There are no claims, actions, proceedings or investigations under or relating to Environmental Laws pending or, to the Seller's Knowledge, threatened against or relating to the Seller, the Purchased Assets, or the Business which would not, individually or in the aggregate have a Material Adverse Effect; and

                  24) Except as would not, individually or in the aggregate, have a Material Adverse Effect, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of Released or threatened to be Released at, on, from or under any of the Purchased Assets or otherwise in connection with the Business, in violation of, or in a manner or to a location that would give rise to liability under or relating to any Environmental Laws.

The representations and warranties made in this Section 5.9 are the Seller's exclusive representations and warranties relating to environmental matters.

         IV.10_ LABOR MATTERS. The Seller has previously delivered to the Buyer copies of all collective bargaining agreements to which the Seller is a party or is subject as of the date hereof and which relate to the operation of the Business. Except to the extent set forth in SCHEDULE 5.10 and except for such matters as will not, individually or in the aggregate, have a Material Adverse Effect, (a) the Seller is in compliance with all laws applicable to the Business Employees respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Seller has not received written notice of any unfair labor practice complaint against the Seller pending before the National Labor Relations Board with respect to any of the Business Employees; (c) the Seller has not received notice that any representation petition respecting the Business Employees has been filed with the National Labor Relations Board; and (d) no arbitration proceeding arising out of or under the Collective Bargaining Agreement is pending against the Seller. Except as provided in Section 7.10, there are no employment, severance or change in control agreements or contracts with any Business Employee (as such term is defined in Section 7.10(a)) for which Buyer would have any liability.

         IV.11_ ERISA; BENEFIT PLANS. (a) SCHEDULE 5.11 lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, contributed to, or required to be contributed to, by the Seller as of the date hereof on account of current or former employees of the Business (each, a "BENEFIT PLAN").

                  (b) Each Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would adversely affect the qualified status of such Benefit Plan.

                  (c) Each Benefit Plan has been maintained, funded, and administered in material compliance with its terms, the terms of any applicable collective bargaining agreements, and all applicable laws including, but not limited to, ERISA and the Code. There is no "accumulated funding deficiency" within the meaning of section 412 of the Code with respect to any Benefit Plan which is an "employee pension benefit plan" as defined in section 3(2) of ERISA. Seller has no obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in section 3(37) of ERISA) with respect to any employee of the Business. Neither Seller nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation that could become a liability of the Buyer.

                  (d) Except as set forth on SCHEDULE 5.11, Seller has no obligation to provide medical or life insurance benefits to any current or future retired or former employee of the Business other than pursuant to Part 6 of Subtitle B of Title I of ERISA.

                  (e) Neither Seller nor any ERISA Affiliate maintains a plan which would be reasonably likely to result in the payment to any employee or former employee of Seller by Buyer of any money or other property or rights or accelerate or provide any other rights or benefits to any employee or former employee of the Company as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

         IV.12_ CERTAIN CONTRACTS AND ARRANGEMENTS. Except for contracts, agreements, personal property leases, commitments, understandings or instruments which (a) are listed in SCHEDULE 5.8 or SCHEDULE 5.12, or (b) have been entered into in the ordinary course of business and do not involve obligations in excess of $500,000 individually, the Seller is not, as of the date hereof, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the Business or the Purchased Assets. Except as disclosed in SCHEDULE 5.12, each of the Transportation Agreements and each material Seller's Agreement constitutes a valid and binding obligation of Seller and constitutes a valid and binding obligation of the other parties thereto, is in full force and effect, and may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, except in those instances where the failure to transfer the same to the Buyer pursuant to this Agreement would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to clause (d) thereof). Seller has fulfilled and performed its obligations under each such Transportation Agreements and each material Seller's Agreement, and is not in breach or default under, and has not received notice that it is in breach or default under, any of such agreement, except for such breaches of defaults as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth in SCHEDULE 5.12, (i) no Transportation Agreement and (ii) no Seller's Agreement involving obligations in excess of $500,000 has been modified or otherwise amended or, other than pursuant to its terms, terminated, extended or renewed since the date such agreement was made available to Parent and Buyer for inspection in the data room or otherwise in connection with the transactions contemplated by this Agreement and up to the date hereof.

         IV.13_ LEGAL PROCEEDINGS AND JUDGMENTS. Except as set forth in
SCHEDULE 5.13 or in the Seller's Reports, there are no claims, actions, proceedings or investigations pending or threatened against or relating to the Seller before any court or other Governmental Entity acting in an adjudicative capacity, which individually or in the aggregate would have a Material Adverse Effect. Except as set forth in SCHEDULE 5.13 or in the Seller's Reports, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court or other Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect.

         IV.14_ PERMITS. The Seller has all permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws which are addressed in Section 5.9 (collectively, "PERMITS") necessary for the operation of the Business as presently conducted, except where the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect. SCHEDULE
5.14 sets forth a list of all material Permits and Environmental Permits held by Seller as of the date hereof and necessary for the operation of the Business as presently conducted.

         IV.15_ COMPLIANCE WITH LAWS. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any Governmental Entity applicable to it, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

         IV.16_ TAXES. All material Tax Returns relating to the Business or the Purchased Assets required to be filed by or on behalf of the Seller have been filed in a timely manner, and all material Taxes shown to be due on such

Tax Returns have been paid in full, except to the extent being contested in good faith by appropriate proceedings. None of the Purchased Assets is (A) an asset or property that is or will be required to be treated as described in
Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately before the enactment of the Tax Reform Act of 1986, or (B) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

         IV.17_ REGULATION AS A UTILITY. Except as set forth on SCHEDULE 5.17, the Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

                      YEAR 2000 COMPLIANT. The Year 2000 Problem will not materially affect the provision of transition services to Buyer as provided in Section 7.13.

                      INVENTORY. All inventory of Seller reflected on the Balance Sheet or acquired since June 30, 1999, was acquired and has been maintained in the ordinary course of Business.

                      BUSINESS FINANCIAL STATEMENTS. Seller has delivered to Buyer the Balance Sheet, which has been prepared by the financial and accounting staff of Seller. The Balance Sheet presents fairly, in all material respects, the Purchased Assets and Assumed Obligations as of June 30, 1999.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER

         As an inducement to Seller to enter this Agreement and to consummate the transactions contemplated hereby, the Parent and the Buyer represents and warrants to the Seller as follows:

         V.1_ ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Parent is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

         V.2_ AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer and Parent have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and Parent and no other corporate proceedings on the part of the Buyer or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, and subject to the receipt of the governmental consents and approvals required to be obtained pursuant to Section 8.1(c), constitutes a valid and binding agreement of the Parent and Buyer, enforceable against the Parent and Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

         V.3_ CONSENTS AND APPROVALS; NO VIOLATION. (a) Except as set forth in
SCHEDULE 6.3, and other than obtaining the governmental consents and approvals required to be obtained pursuant to Section 8.1(c), neither the execution and delivery of this Agreement by the Buyer and Parent nor the purchase by the Buyer of the Purchased Assets and the assumption by the Buyer of the Assumed Obligations pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws (or other similar governing documents) of the Buyer or Parent, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer, Parent or any of its other Subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, and except for such breaches or defaults that would not have a Buyer Material Adverse Effect.

                  (b) Except as set forth in SCHEDULE 6.3 and except for (i) PUCO approval necessary for the Seller to transfer the Purchased Assets and for the Buyer to purchase the Purchased Assets, (ii) the approval, if required, of the SEC pursuant to the Holding Company Act and (iii) the filings by the Buyer, Parent and the Seller required by the HSR Act (the filings and approvals referred to in clauses (i)through (iii) are collectively referred to as the "BUYER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Entity is necessary for the consummation by the Buyer and Parent of the transactions contemplated hereby, except for such consents, approval, orders or authorizations, licenses or permits, filings or notices the failure of which to obtain or make would not have a Buyer Material Adverse Effect.

         V.4_ REGULATION AS A UTILITY. Except as set forth in SCHEDULE 6.4, neither the Buyer nor Parent is subject to regulation as a public utility or public service company by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

         V.5_ AVAILABILITY OF FUNDS. Upon receipt of the commitment referred to in Section 7.14, the Buyer will have sufficient funds available to it on the Closing Date to pay the Purchase Price.


                                 ARTICLE   VI
                            COVENANTS OF THE PARTIES


         VI.1_ CONDUCT OF BUSINESS. (a) Except as described in SCHEDULE 7.1, during the period from the date of this Agreement to the Closing Date, the Seller will operate the Purchased Assets and the Business in the usual, regular and ordinary course consistent with Good Utility Practice and shall use all commercially reasonable efforts to preserve intact the Business, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with the Business. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in SCHEDULE 7.1, prior to the Closing Date, without the prior written consent of the Buyer, which shall not be unreasonably withheld, the Seller will not with respect to the Purchased Assets or the Business:

                           (i) except for Permitted Encumbrances, create,
incur, assume or suffer to exist any Encumbrance upon the Purchased Assets;

                                    25) assume, guarantee, endorse or otherwise
         become directly liable or responsible (whether directly or indirectly, contingently or otherwise) for the obligations of any Person;

                           (ii) make any material change in the levels of
storage inventory customarily maintained by the Seller with respect to the Business, other than consistent with Good Utility Practice;

                           (iii) sell, lease (as lessor), transfer or otherwise
dispose of, any of the Purchased Assets, other than in the ordinary course of business;

                                    26) other than in the ordinary course of
         business and except as provided in Subsections 7.1(a)(xii) and 7.1(a)(xiii), terminate, extend, renew or otherwise amend any of the Transportation Agreements and material Seller's Agreements or waive any material default by, or release, settle or compromise any material claim against, any other party thereto;

                           27) grant severance or termination pay to any present or former director, officer or employee primarily engaged in the Business which would be the responsibility of the Buyer;

                           28) make any filing with any Governmental Entity to change its rates or contracts relating to the Business or consent to any change by any Governmental Entity in the methodology used to compute any purchased gas adjustment applied in the normal course consistent with prior practice if doing so would have a Material Adverse Effect;

                           29) enter into any collective bargaining agreement in which the terms and conditions applicable to New Buyer Employees materially differ from those applicable to Seller employees, except where such differences are appropriate based upon job classifications or seniority;

                           30) grant any increase in the compensation of or grant or agree to any bonus for officers or employees not covered by collective bargaining who will become New Buyer Employees, except for increases and bonuses (A) in the ordinary course of business and consistent with past practice, or (B) as required by any Benefit Plan (as defined in Section 5.11(a));

                           31) consistent with Good Utility Practice, deviate materially from prior experience and Seller's gas capital forecast provided to Buyer in making expenditures for capital investments relating to the Business;

                           (iv) enter into any written or oral contract,
agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through (xi);

                                    32) terminate, modify, extend, renew or
         otherwise amend, or permit pursuant to its terms to be amended, terminated, extended or renewed, any Transportation Agreement set forth under the heading "Transportation Agreements/Firm" on Schedule 5.12; provided, that, if such action is taken with the consent of Parent and the Buyer, then all of the benefits and obligations arising from that action will be apportioned equitably between Seller and Buyer such that the benefits and obligations attributable to Buyer and Seller relate to the period of time that the Business is owned by Buyer or Seller during the time that such Transportation Agreement, as modified, extended, renewed or otherwise amended, is in effect; or

                                    33) modify, extend, renew or otherwise amend
         the Egan Firm Storage Service Agreement dated September 1, 1997 set forth on Schedule 5.12 under the heading "Transportation Agreements", except that Seller may renew this agreement for a term not in excess of one year from the date of such extension and at such prices and on such terms and conditions that are substantially comparable to the existing prices, terms and conditions of such agreement.

                  (b) A committee comprised of one Person designated by the Seller and one Person designated by the Buyer, and such additional Persons as may be appointed by the Persons originally appointed to such committee (the "TRANSITION COMMITTEE") will be established as soon after execution of this Agreement as is practicable to examine the transition issues affecting the Purchased Assets and the Business after the date hereof, giving emphasis to cooperation between the Buyer and the Seller after the execution of this Agreement. From time to time, the Transition Committee shall report its findings to the senior management of each of the Seller and the Buyer.

         VI.2_ ACCESS TO INFORMATION. (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request; (iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by the Seller with respect to the Business with the SEC or PUCO; PROVIDED, HOWEVER, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Buyer shall not have access to Transferring Employee Records and personnel and medical records, which in the Seller's good faith judgment is sensitive or the disclosure of which could subject the Seller to risk of liability and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath any of the Purchased Assets.

                  (b) The Buyer, Parent and Seller acknowledge that each is subject to the Confidentiality Agreement. All information furnished to or obtained by the Buyer or Parent and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as Evaluation Material for all purposes of the Confidentiality Agreement.

                  (c) For a period of ten years after the Closing Date, each party and their representatives shall have reasonable access to all of the books and records relating to the Business or the Purchased Assets, including all Transferring Employee Records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business and the Purchased Assets. Such access shall be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its affiliates, (B) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege and
(C) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(c). If the party in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such ten-year period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such books and records as such other party may select.

                  (d) The Seller agrees to use commercially reasonable efforts not to release any Person (other than the Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof.

                  (e) Except as required by law or legal process, unless otherwise agreed to in writing by the Buyer, for a period commencing on the Closing Date and terminating three years after such date, the Seller shall agree (i) to keep all Evaluation Material relating exclusively to the Business or the Purchased Assets confidential and not disclose or reveal any such Evaluation Material to any Person other than Seller's Representatives who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know such Evaluation Material for such purpose and to cause those Persons to observe the terms of this Section 7.2(e) and (ii) not to use Evaluation Material relating exclusively to the Business or the Purchased Assets for any purpose other than consistent with the terms of this Agreement or in connection with its other business operations. The Seller shall continue to hold all Evaluation Material relating exclusively to the Business or the Purchased Assets according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. The Seller shall notify the Buyer of any unauthorized disclosure of any Evaluation Material relating exclusively to the Business or the Purchased Assets to third parties that it discovers, and shall endeavor to prevent any further such disclosures. The Seller shall be responsible for any breach of the terms of this Section 7.2(e) by the Seller or the Seller's Representatives. After the Closing Date, in the event that the Seller is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Evaluation Material relating exclusively to the Business or the Purchased Assets, or any other information concerning the Business or the Purchased Assets, or the transactions contemplated hereby, the Seller shall provide the Buyer with prompt notice of such request or requirement in order to enable the Buyer to seek an appropriate protective order or other remedy, to consult with the Seller with respect to taking steps to resist or narrow the scope of such request or legal process (it being understood that any such efforts to seek a protective order or other remedy or to resist or narrow the scope of such request or legal process shall be at the sole cost and expense of the Buyer), or to waive compliance, in whole or in part, with the terms of this Section 7.2(e). The Seller agrees not to oppose any action by the Buyer to obtain any such protective order or other appropriate remedy after the Closing Date. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 7.2(e), the Seller shall furnish only that portion of the Evaluation Material relating exclusively to the Business or the Purchased Assets which the Seller is advised by its counsel is legally required. In any such event the Seller shall use its commercially reasonable efforts to ensure that all such Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

         VI.3_ EXPENSES. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

         VI.4_ FURTHER ASSURANCES. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Neither of the parties hereto will, without prior written consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time on or after the Closing Date, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Seller's title to the Purchased Assets subject to Permitted Encumbrances and SCHEDULE 5.7. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

                  (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Seller shall, subject to
Section 7.4(c), use commercially reasonable efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. Seller has easements, license agreements, rights of way and leases for rights of way, some of which relate solely to the Business and Purchased Assets ("GAS EASEMENTS") and others of which relate to both the Business and Purchased Assets and Seller's other businesses ("SHARED EASEMENTS"). At the Closing, Seller will convey and assign to Buyer by appropriate instrument, subject to the obtaining of any necessary consents, all Gas Easements and rights under the Shared Easements to permit the Buyer to use the same in the Business on an exclusive basis and for other purposes on a nonexclusive basis. Buyer shall not use or permit others to use it rights under any Shared Easement for the transmission or distribution of electric energy or any use that adversely affects Seller's, it affiliates', successors' or assigns' ability to use the easement for the transmission or distribution of electric energy. In the event that any such asset required by Seller for operation of its Electric Business or other businesses and not required by Buyer for the operation of the Business shall not have been retained by the Seller after the Closing, the Buyer shall use its commercially reasonable efforts to convey the use of such asset to the Seller as promptly as is practicable after the Closing.

                  (c) To the extent that the Seller's rights under any Seller's Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and the Seller shall use its commercially reasonable efforts (without being required to make any payment to any third party or to incur any economic burden) to obtain any such required consent(s) as promptly as possible unless failure to obtain such consent would individually or in the aggregate not have a Material Adverse Effect, and the Buyer agrees to cooperate with the Seller in its efforts to obtain any such consent (including the submission of such financial or other information concerning the Buyer and the execution of any assumption agreements or similar documents reasonably requested by a third party) without being required to make any payment to any third party or to incur any economic burden. The Seller and the Buyer agree that if any consent to an assignment of any Seller's Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Seller's Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Seller's Agreement, shall after the Closing, unless the Seller elects to comply with Section 7.4(d) hereof, appoint the Buyer to be the Seller's representative and agent with respect to such Seller's Agreement, and the Seller shall, to the maximum extent permitted by law and such Seller's Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Seller's Agreement. The Seller and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of such Seller's Agreement to the Buyer.

                  (d) To the extent that any personal property lease, relating to any assets which constitute a portion of the Purchased Assets cannot be assigned to the Buyer or are not subject to arrangements described in Section 7.4(c), the Seller will use its commercially reasonable efforts to acquire the assets relating to such lease and to include them in the Purchased Assets before the Closing Date.

         VI.5_ PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or stock exchange rules and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of Evaluation Material.

         VI.6_ CONSENTS AND APPROVALS. (a) The Seller, Parent and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

                  (b) The Seller, Parent and the Buyer shall cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer or reissuance to the Buyer of all necessary Transferable Permits, consents, approvals and authorizations of all Governmental Entities including but not limited to taking all structural corporate actions necessary to consummate the transaction in a timely manner and (iv) obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which any of them is bound. The Seller and the Buyer each shall have the right to review in advance all characterizations of the information relating to it or the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

                  (c) The Seller, Parent and the Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which the Buyer would otherwise be liable for any Tax liabilities of the Seller pursuant to such state and local Tax law.

         VI.7_ FEES AND COMMISSIONS. The Seller, Parent and the Buyer each represent and warrant to the other that, except for Credit Suisse First Boston, which is acting for and at the expense of the Seller, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is acting for and at the expense of the Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than the fees, commissions and finder's fees payable to the parties listed above) incurred by reason of any action taken by such party.

         VI.8_ TAX MATTERS. (a) All transfer and sales taxes, including, but not limited to, real property conveyance taxes, incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by the Buyer and Seller (50/50), and each party, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the other party will join in the execution of any such Tax Returns or other documentation.

                  (b) With respect to Taxes to be prorated in accordance with
Section 3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than 15 Business Days prior to the due date for filing such Tax Return. Within 10 Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.4 of this Agreement.

                  (c) The Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

                  (d) The Seller will reimburse the Buyer for a percentage of payments with respect to liabilities for real or personal property Taxes under agreements entered into by the Seller and local governments, as set forth in
SCHEDULE 7.8 hereof, within 30 days following delivery to Seller of evidence of such payments. With respect to real or personal property Taxes payable in jurisdictions in which no such Tax agreements are operative and in which both Buyer and Seller have property which is or is potentially subject to property Tax, Buyer and Seller will cooperate in the filing of property Tax Returns with the objective of maximizing Tax and administrative efficiency to the benefit of both parties.

         VI.9_ SUPPLEMENTS TO SCHEDULES. Prior to the Closing Date, the Seller may supplement or amend the Schedules furnished by it pursuant to Article V with respect to any matter relating to the Purchased Assets or the Business. In the event such supplements and amendments are reasonably anticipated by the parties to give rise to adverse economic consequences to the Business or the Purchased Assets, the Buyer may either terminate this Agreement without liability or close the transaction (in which event any breach of any representation or warranty made by the Seller which would otherwise exist absent such supplements and amendments shall be deemed cured for all purposes of this Agreement); PROVIDED, HOWEVER, that the Buyer may not terminate this Agreement if such adverse economic consequences would not, individually or in the aggregate, have a Material Adverse Effect.

         VI.10_ EMPLOYEES. (a) The Buyer shall offer employment with substantially the same pay and benefits, effective as of the Closing Date, to those employees of the Seller whose job classification or function are listed on SCHEDULE 7.10 (collectively, the "BUSINESS EMPLOYEES"). Each person who becomes employed by the Buyer pursuant to this Section 7.10 shall be referred to herein as a "NEW BUYER EMPLOYEE"; provided, however, that it is understood and agreed that all such employees are and will remain employees-at-will and Buyer shall not be obligated to retain any such employees in the employment of Buyer for any specified period of time from and after the Closing Date, other than the employment of employees who are represented by Local No. 175 of the Utility Workers Union of America, who shall continue in accordance with the terms and conditions of the Collective Bargaining Agreements or any replacements thereof; and provided further that no person providing transition services shall be a "New Buyer Employee".

                  (b) With respect to New Buyer Employees who are included in the collective bargaining units covered by the Collective Bargaining Agreements (the "UNION EMPLOYEES"), on the Closing Date and subject to Section 7.1(a)(viii), as well as approval by the affected collective bargaining units, the Buyer will assume the Collective Bargaining Agreements as they relate to the Union Employees and comply with all applicable obligations thereunder.

                  (c) Effective as of the Closing Date, the Seller's 401(K) Savings Plan shall be amended to provide that effective as of the Closing Date, all New Buyer Employees (including such employees on disability, layoff, approved leave of absence or vacation) as of the Closing Date who have account balances in the Seller's 401(K) Savings Plan as of the Closing Date to be fully vested in such account balance as of the Closing Date. To the extent allowable by law, the Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a New Buyer Employee who is not a Union Employee ("NON-UNION EMPLOYEE"), to accept a direct "rollover" of all or a portion of said employee's distribution (excluding securities) from the Seller's 401(k) Savings Plan unless the plan includes a joint and survivor annuity distribution option.

                  34) The Buyer shall pay to each New Buyer Employee whose employment is terminated by the Buyer or one of its Affiliates without cause within eighteen months of the Closing Date a severance benefit package equivalent to that which would have been provided to such individual upon such termination by the Seller or its Affiliates under the Seller's severance plan had such individual remained continuously employed by the Seller or its Affiliates and had been eligible under, and covered by, such plan on the date of such termination.

                  (d) The Seller agrees to timely perform and discharge all requirements under the WARN Act to the extent applicable and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date for those employees who will become New Buyer Employees effective as of the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets and the Business.

         VI.11_ RISK OF LOSS. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller.

                  (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain or is the subject of a pending or (to the Seller's Knowledge) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If any such taking, individually or in the aggregate, would create a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement.

                  (c) If, before the Closing Date all or any portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction, individually or in the aggregate, would create a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within 15 days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

                      LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or
     (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 9.1 hereof).

                      TRANSITION SERVICES. The Seller will provide and the Buyer will be obligated to take the Transition Services (the "TRANSITION SERVICES") as described in the Summary of Transition Services (the "SUMMARY"), which is attached hereto as SCHEDULE 7.13. The final terms and conditions for the Transition Services will be set forth in a definitive agreement negotiated by the parties in good faith and will be consistent with those described in the Summary.

                      FINANCING COMMITMENT. Within three days after the date hereof, Parent will deliver to Seller a financing commitment of Merrill Lynch, Price, Fenner & Smith Incorporated reasonably satisfactory to Seller to provide the financing required by Buyer and Parent to consummate the transactions contemplated hereby.

                      NOTIFICATION. Seller shall notify Buyer and keep it advised of the occurrence, to Seller's knowledge of (i) any litigation or administrative proceeding pending or, to the best knowledge of Seller, threatened against Seller which could, if adversely determined, have a Material Adverse Effect; (ii) any material damage or destruction of any of the Purchased Assets; and (iii) any material adverse change in the financial condition, results of operations, assets, business or prospects of the Business. Parent or Buyer shall notify Seller and keep it advised of the occurrences, to the knowledge of Parent's executive officers, of any Buyer Material Adverse Change or any material adverse change in the financial condition, result of operations, assets, business or prospects of Parent.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         VII.1_ CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE CLOSING. The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

                  (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of a material part of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

                  (c) All Federal, State and local government consents and approvals required for the consummation of the sale of the Purchased Assets, the operation of the Business by Buyer, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have been obtained or become final orders (a "FINAL ORDER") which for all purposes of this Agreement means a final order (whether or not any rehearing or appeal thereof is pending, unless such appeal is a bona fide challenge alleging, and with a reasonable probability of success, that the consummation of the sale of the Purchased Assets is illegal and could not be made legal regardless of any actions taken by Seller, Buyer or Parent) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied), unless the failure to obtain the required consents and approvals would not, in the aggregate, create a Material Adverse Effect. It shall not be a condition that such Final Orders not impose adverse terms or conditions.

                  (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of its subsidiaries, is a party shall have been obtained, other than those which if not obtained, would not, in the aggregate, create a Material Adverse Effect; and

                  35) The Purchased Assets shall have been released from all Encumbrances under the Indenture and there shall be no Encumbrances on the Purchased Assets other than the Permitted Encumbrances.

         VII.2_ CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Parent and Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) There shall not have occurred and be continuing a Material Adverse Effect;

                  (b) The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Seller on or prior to the Closing Date and the representations and warranties of the Seller which are set forth in this Agreement shall be true and correct in all material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statements shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date);

                  (c) The Buyer shall have received certificates from authorized officers of the Seller, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a) and (b) have been satisfied; and

                  36) Buyer shall have received the other items to be delivered pursuant to Section 4.3.

         VII.3_ CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Each of Parent and the Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

                  (b) The Parent and Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Seller on or prior to the Closing Date and the representations and warranties of the Seller which are set forth in this Agreement shall be true and correct in all material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statements shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such date);

                  (c) The Seller shall have received certificates from authorized officers of Parent and the Buyer, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied; and

                  37) Seller shall have received the other items to be delivered pursuant to Section 4.4.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         VIII.1_ INDEMNIFICATION. (a) From and after the Closing, the Seller will indemnify, defend and hold harmless Parent and the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "INDEMNIFIABLE LOSS"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement or the representations and warranties of Seller contained in Sections 5.1, 5.2 or 5.3 hereof, (ii) the Excluded Liabilities, (iii) or noncompliance by the Seller with any bulk sales or transfer laws as provided in Section 11.11.

                  (b) From and after the Closing, the Buyer will indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or the representations and warranties of the Buyer contained in this Agreement, (ii) the Assumed Obligations or (iii) any liabilities or obligations of the Business incurred after Closing.

                  (c) Any Person entitled to receive indemnification under this Agreement (an "INDEMNITEE") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

                  (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this
Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "INDEMNIFYING PARTY") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

                  (e) The rights and remedies of the Seller, Parent and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for damages or monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement, (ii) any breach of any representation or warranty set forth in this Agreement or
(iii) the Assumed Obligations or the Excluded Liabilities, as the case may be; PROVIDED, HOWEVER, that nothing in this Agreement shall relieve any party from asserting any rights and remedies as a result of fraudulent action.

                  (f) No Indemnitee shall be entitled to recover any special, consequential or exemplary damages under this Article IX.

         VIII.2_ DEFENSE OF CLAIMS. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "THIRD PARTY CLAIM") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 calendar days after the Indemnitee's receipt of notice of such Third Party Claim, or within 10 calendar days prior to the date on which an answer or reply, if any, to such claim is due, whichever is earlier. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

                  (b) If within 10 calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim (other than a settlement involving only the payment of money). If a firm offer is made to settle a Third Party Claim which the Indemnifying Party desires to accept and which acceptance requires the consent of the Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable.

                  (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 20 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 20 calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

                  (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the Prime Rate then in effect), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; PROVIDED, HOWEVER, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

                  (e) A failure to give timely notice as provided in this
Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                  38) With respect to any claim (or potential claim) for indemnification hereunder which involves, or is alleged to involve, the conduct of environmental investigatory, corrective or remedial action, the following additional procedures shall apply:

                           (i) The party bearing financial responsibility with respect to a particular investigatory, corrective or remedial action (or, in the case of a matter as to which such responsibility is shared, the party bearing, or alleged to bear, the larger share of such responsibility) shall have the right, at its option, to undertake principal control over such matter (including, without limitation, retention of consultants, selection of remedial measures and negotiations and agreements with interested government agencies and third parties), subject to such party's obligation to (A) reasonably consult with the other party in connection therewith, (B) provide the other party with a reasonable opportunity to review material documents concerning and participate in material meetings and discussions concerning, and (C) obtain the other party's approval (not to be unreasonably withheld or delayed) of any material decisions or actions with respect thereto.

                           (ii) In connection with any matter governed hereunder, each party agrees to provide the other with reasonable access to relevant facilities, documents and personnel. The parties shall keep one another apprised of major developments and shall, subject to applicable legal privileges, make all final reports, filings, and other documents relating to such matter available for inspection by one another. The parties agree to reasonably cooperate with one another in connection with any matter governed hereunder and to generally conduct themselves in a good faith and cost effective manner with respect thereto (including without limitation limiting corrective and remedial action to the lowest cost measures required by Environmental Laws or by administrative or judicial authorities having jurisdiction thereunder).

                           (iii) The Seller shall have no obligation to provide indemnification with respect to any investigatory, corrective or remedial action unless, and then only to the extent that, investigation or remediation is required by Environmental Laws, is lawfully required by governmental authorities having jurisdiction thereunder, or would be undertaken by a prudent environmental manager, without regard to the existence of any indemnity, in light of facts indicating a potentially significant risk to human health or the environment.


                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

         IX.1_ TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.

                  (b) This Agreement may be terminated by the Seller or the Buyer if the Closing contemplated hereby shall have not occurred on or before the first anniversary of the date of this Agreement (the "TERMINATION DATE"); PROVIDED that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and PROVIDED, FURTHER, that if on the first anniversary of the date of this Agreement the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is eighteen months from the date of this Agreement.

                  (c) This Agreement may be terminated by either the Seller or the Buyer if (i) any Governmental Entity, the consent of which is a condition to the obligations of the Seller and the Buyer to consummate the Closing shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

                  (d) This Agreement may be terminated by the Parent or Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer and Parent to effect the Closing and such violation or breach has not been cured by the Seller or waived by the Buyer.

                  (e) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer or Parent of any agreement, representation or warranty made by it contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller to effect the Closing and such violation or breach has not been cured by the Buyer or Parent or waived by the Seller.

         IX.2_ PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section
10.2 and in Sections 7.2(b), 7.3, 7.5 and 7.7, and upon a willful breach by a party in which case the non-breaching party shall have all rights and remedies existing at law or in equity;

                  (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.


                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         X.1_ AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

         X.2_ WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         X.3_ NO SURVIVAL. Subject to the provisions of Section 9.2, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 3.3, 3.4, 4.5, 7.2(b), (c), (d), and (e), 7.3, 7.4, 7.5, 7.7, 7.8, 7.10, 7.12, and 7.13 and in Articles IX and XI
and the obligations of the Buyer with respect to the Assumed Obligations and the Seller with respect to the Excluded Liabilities (which covenants and obligations shall survive in accordance with their terms) and other than the representations and warranties contained in Sections 5.1, 5.2, 5.3, 6.1, 6.2 and 6.3 and claims for breaches of the covenants contained in Section 7.1(a) (which representations, warranties and claims shall survive for twelve months from the Closing)) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Obligations pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date, and neither of the Seller, the Buyer nor any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant notwithstanding the provisions of Article IX.

         X.4_ NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to the Seller, to:

                           The Dayton Power and Light Company
                           1065 Woodman Drive
                           Dayton, Ohio 45432
                           Facsimile: (937) 259-7386
                           Attention: Steven F. Koziar, Jr., Esquire

                           with a copy to:

                           Kirkland & Ellis
                           200 E. Randolph Drive
                           Chicago, Illinois 60601
                           Facsimile:  (312) 861-2200
                           Attention: Carter W. Emerson, P.C.

                  (b)      If to Parent, to:

                           Indiana Energy, Inc.
                           1630 North Meridian Street
                           Indianapolis, Indiana 46202-1496
                           Facsimile: (317) 321-0747
                           Attention: Ronald E. Christian, Esquire

                  39)      if to the Buyer, to:

                           Number-3CHK, Inc.
                           1630 North Meridian Street
                           Indianapolis, Indiana 46202-1496
                           Facsimile: (317) 321-0747
                           Attention: Ronald E. Christian, Esquire

                           with copies in each case to:

                           Sommer & Barnard, PC
                           111 Monument Circle
                           Suite 4000, Bank One Tower
                           Indianapolis, Indiana 46204
                           Facsimile: (317) 236-9802

                           Attention: James A. Strain, Esquire

                           and

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10007
                           Facsimile: (212) 455-2502
                           Attention: James M. Cotter, Esquire

         X.5_ ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns including without limitation, Vectren Corporation as successor to Indiana Energy, Inc. and with respect to Seller, any entity that may succeed to substantially all the assets of Seller, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; PROVIDED, HOWEVER that New Buyer Employees may have claims under Sections 2.3(c) and 7.10. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (a) the Buyer may assign all of its rights and obligations hereunder to any wholly owned Subsidiary (direct or indirect) of Parent or Buyer upon the Seller's receipt of notice from Parent or Buyer of any such assignment and the Buyer, but not Parent, will be released from all liabilities and obligations hereunder, accrued and unaccrued, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such liabilities and obligations, and all references herein to "BUYER" shall thereafter be deemed references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; PROVIDED, HOWEVER, that no such assignment and assumption shall release the Buyer from its liabilities and obligations hereunder unless the assignee shall have acquired all or substantially all of the Buyer's assets; and
(b) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; PROVIDED, HOWEVER, that no such assignment or disposition shall relieve or in any way discharge the Buyer or such assignee from the performance of its duties and obligations under this Agreement. The Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as the Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired. Notwithstanding the foregoing, Seller may, at its sole expense, assign all of its rights, but not its obligations, hereunder to a Qualified Intermediary as provided by Income Tax Regulation Section 1.1031(k) - 1(g)(4) for the purpose of exchanging all or a portion of the Purchased Assets for other property of a like kind within the meaning of Section 1031 of the Code.

         X.6_ GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (regardless of the laws that might otherwise govern under applicable Ohio principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         X.7_ COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         X.8_ INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         X.9_ SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         X.10_ ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

         X.11_ BULK SALES OR TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

                               [END OF PAGE]

         IN WITNESS WHEREOF, the Seller, Parent and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                        THE DAYTON POWER AND LIGHT COMPANY

                        By:      ________________________________________
                                 Name: Allen M. Hill
                                 Title: President and Chief Executive Officer

                        INDIANA ENERGY, INC.

                        By:      ________________________________________
                                 Name: Niel C. Ellerbrook
                                 Title: President and Chief Executive Officer

                        NUMBER-3CHK, INC.